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                                                                     Exhibit 3.4




                       STATEMENT OF DESIGNATION
                       SERIES B PREFERRED STOCK
                                  OF
                   PHILADELPHIA SUBURBAN CORPORATION

         Philadelphia Suburban Corporation, a Pennsylvania corporation (the "Corporation"), DOES HEREBY CERTIFY:

         A. That, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation and in accordance with the provisions of Section 1522 of the Pennsylvania Business Corporation Law of 1988, as amended, the Board of Directors of the Corporation adopted the following resolution at a duly called and noticed meeting held on the 5th day of March, 1996:

         BE IT RESOLVED, that pursuant to the authority expressly vested in the Board of Directors by the Corporation's Articles of Incorporation, the Board of Directors deems it advisable to, and hereby does, designate a new series of preferred stock of the Corporation, par value one dollar ($1.00) per share, to be known as the "Series B Preferred Stock." The voting rights, preferences, limitations and special rights of the Series B Preferred Stock are as follows:

                  1. Designation. The shares of such series of Preferred Stock shall be designated as "Series B Preferred Stock."

                  2. Authorized Number. The number of shares constituting the Series B Preferred Stock shall be 32,200 shares.

                  3. Dividends. Beginning on March 1, 1997, and on each June 1, September 1, December 1 and March 1 thereafter, the holders of shares of Series B Preferred Stock shall be entitled to receive a quarterly dividend in arrears equal to $1.5125 per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) out of funds legally available for such purchase. Such dividends shall be payable only when, as and if declared by the Board of Directors, provided that quarterly dividends that are not so paid shall be cumulative, and accumulations of dividends shall bear interest at the rate of 6.05% per annum. No dividend or other distribution shall be declared or paid (other than dividends payable in shares of common stock of the Corporation, par value $.50 per share (the "Common Stock") or options to purchase or rights to subscribe for Common Stock, or securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, provided that such securities rank junior to the Series B Preferred Stock with respect to the payment of dividends and liquidation proceeds) on any shares of the Corporation's capital stock ranking junior to the Series B Preferred Stock as to payment of dividends unless all dividends on the Series B Preferred Stock accrued for all past quarterly dividend periods shall have been paid and the full dividend thereon for the current dividend period shall be paid or declared and set apart for payment. The Corporation's Series B Preferred Stock shall rank senior to its Series A Preferred Stock and its Common Stock with respect to the right to receive dividends and other distributions.


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                  4.       Rights on Liquidation, Dissolution, Winding-Up.

                  (a) In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation (collectively, a "Liquidation"), whether voluntary or involuntary, before any payment of cash or distribution of other property is made to the holders of the Common Stock or any other class or series of shares ranking on Liquidation junior to the Series B Preferred Stock, the holders of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its shareholders, an amount per share (rounded to the nearest $0.01 equal to the Liquidation Preference (as defined below), plus an amount equal to any accrued but unpaid cumulative dividends and any interest accrued thereon. The Liquidation Preference shall be equal to $100.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares).

                  (b) If upon the occurrence of any Liquidation, whether voluntary or involuntary, the assets and funds to be distributed among holders of Series B Preferred Stock and any other class or series of stock ranking equal to the Series B Preferred Stock as to distribution of assets upon Liquidation shall be insufficient to permit the payment to the holders of the preferential amounts described in Section 4(a), then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among holders of Series B Preferred Stock and any other class or series of stock ranking equal to the Series B Preferred Stock as to distribution of assets upon Liquidation in accordance with the sums that would be payable on such distribution if all sums payable thereon to holders of all shares of such classes or series were paid in full.

                  (c) If upon the occurrence of any liquidation, the assets and funds thus distributed among holders of Series B Preferred Stock shall be sufficient to permit the payment to such holders of the preferential amounts described in Section 4(a), then the holders of shares of Series B Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation and any remaining net assets of the Corporation may be distributed to the holders of Common Stock and any other class or series of stock ranking junior to the Series B Preferred Stock as to the distribution of assets upon Liquidation in accordance with their relative liquidation preferences. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation payments and the place where said Liquidation payments shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of Series B Preferred Stock, such notice to be addressed to each such holder at his post office address as shown by the records of the Corporation.

                                       -2-
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                           Except as provided in Section 5, a consolidation or
merger of the Corporation into or with any other corporation or corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meanings of the provisions of this section 4.

                  The Company's Series B Preferred Stock shall rank senior to its Series A Preferred Stock with respect to the right to the distribution of the Company's assets upon liquidation.

                  5. Merger, Consolidation, etc. The Corporation shall give notice to each holder of Series B Preferred Stock at least 20 days prior to the effective date of (i) any consolidation or merger of the Corporation with or into any other corporation or corporations (other than a merger or consolidation in which the holders of Series B Preferred Stock receive securities of the surviving corporation having substantially similar rights to the Series B Preferred Stock and in which the shareholders of the Corporation immediately prior to the transaction will be the holders of at least a majority of the voting securities of the surviving corporation immediately after the transaction); (ii) a sale, conveyance or disposition of all or substantially all of the assets of the Corporation; or (iii) the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of. The holders of a majority of the Series B Preferred Stock shall be entitled, by electing prior to the effective date of any of the foregoing types of transactions, to require the Corporation to treat any such transaction as if it were a Liquidation and to cause the proceeds of such transaction, or any property deliverable from such transaction to be distributed among the shareholders as if such transaction were a Liquidation.

                  6. Protective Provisions. So long as any shares of Series B Preferred Stock shall remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the shares of Series B Preferred Stock at the time outstanding adopt any amendment to its Articles of Incorporation which would adversely affect in any material respect the rights or preferences of shares of the Series B Preferred Stock as set forth in this Statement of Designation.

                  7. Conversion. The Series B Preferred Stock shall not be convertible into any other class or series of capital stock of the Corporation.

                  8.       Redemption.

                  (a) The Series B Preferred Stock shall not be redeemable by the Corporation prior to November 30, 2001. Thereafter, up to 20% of the number of the number of shares of Series B Preferred Stock originally issued may be called for redemption by the Corporation, in whole or in part, each year starting on December 1, 2001 (the "Redemption Date"), upon 30 days' prior written notice, by the payment therefor of an amount per share (rounded to the nearest $0.01) equal to the sum of (i) the Liquidation Preference and (ii) all accumulations of accrued and unpaid dividends on such outstanding shares of Series B Preferred Stock (together with any accrued interest thereon) through the date of redemption (such amount, the "Redemption Price"). The Corporation's right to redeem shall be cumulative, such that any shares the Corporation has a right to redeem in one year that are not so redeemed, may be

                                       -3-


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redeemed by the Corporation in a subsequent year. At the election of the holders of the Series B Preferred Stock called for redemption by the Corporation, the Redemption Price may be paid in cash or by the delivery of a promissory note of the Corporation in substantially the form attached hereto as Exhibit "A" (the "Note"). The election by the holders of the shares being redeemed shall be made by written notice to the Corporation no less than 15 days prior to the Redemption Date, otherwise the Corporation may elect to pay the Redemption Price in cash.

                  (b) The Series B Preferred Stock shall not be called for redemption by the holders prior to December 1, 1998. Thereafter, the Series B Preferred Stock may be called for redemption, in whole or in part, by such holders, and thereupon shall be redeemed for cash by the Corporation, upon 30 days' prior written notice, from such holders at a per share price equal to the Redemption Price.

                  (c) Shares of Series B Preferred Stock are not subject to or entitled to the benefit of a sinking fund.

                  (d) Shares of Series B Preferred Stock that are redeemed shall be canceled and shall not be reissuable by the Corporation and the Articles of Incorporation of the Corporation shall be appropriately amended to effect a corresponding reduction in the Corporation's authorized capital stock.

                  (e)      If notice of redemption as provided in Section
(a) above shall have been duly given or if the Corporation shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the Redemption Date specified therein the Corporation shall have either deposited the funds necessary for such redemption with, or delivered a Note in the amount of the applicable Redemption to, such bank or trust company in trust for the benefit of the holders of the shares called for redemption, then, notwithstanding that any certificates for shares so called for redemption shall not have been surrendered for cancellation, from and after the Redemption Date, all shares so called for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest. Any interest accrued on such funds shall be paid to the Corporation from time to time. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America, or the Commonwealth of Pennsylvania, shall be doing business in Pennsylvania, and shall be identified in the notice of redemption. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of two years from such Redemption Date shall, to the extent permitted by law, be released or repaid to the Corporation, after which repayment the holders of the shares so called for redemption shall look only to the Corporation for payment thereof.

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         B.       The aggregate number of shares of Series B Preferred Stock established by the foregoing resolutions, all prior statements, if any, filed under Section 1522 of the Pennsylvania Business Law of 1988, as amended, or corresponding provisions of prior law with respect thereto, and any other provisions of the Corporation's Articles of Incorporation shall be 32,200 shares.

                  IN WITNESS WHEREOF, the undersigned has executed this Statement this 22nd day of November, 1996.

                                         PHILADELPHIA SUBURBAN CORPORATION

                                         By: /s/ Nicholas DeBenedictis
                                             ----------------------------------

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                                                                       EXHIBIT A

                                 PROMISSORY NOTE

$______________________                                  _______________________


         FOR VALUE RECEIVED, the undersigned, PHILADELPHIA SUBURBAN CORPORATION, a Pennsylvania, corporation ("Borrower"), HEREBY IRREVOCABLY PROMISES TO PAY to ______________________________________________ ("Payee"), the principal sum of
______________ AND 00/100 DOLLARS ($______________), together with interest on the principal balance hereof from time to time unpaid at the rates provided below until payment in full thereof.

         Interest shall accrue on the principal balance from time to time outstanding hereunder at a rate per annum equal to 6.05% per annum. The principal amount of this note shall be due within sixty (60) days of Borrower's receipt of written demand from the Payee, but no later than [insert date 5 years after the applicable date of redemption]. All accrued and unpaid interest shall be due and payable quarterly, in arrears, on [insert interest payment dates].

         If any payment of interest or principal hereunder becomes due and payable on a day other than a business day, the maturity thereof shall be extended to the next succeeding business day and, with respect to payments or principal, interest thereon at the then applicable rate and for the period of such extension shall be payable on such next succeeding business day. The term "business day" means any day other than a Saturday, a Sunday or a day on which banking institutions in Philadelphia, Pennsylvania are not required to be open.

         Both principal and interest hereunder are payable in lawful money of the United States of America via first class United States mail to [insert payee's address].

         Demand, presentment, protest and notice of nonpayment and protest, notice of intention to accelerate maturity, notice of acceleration of maturity, and notice of dishonor are hereby waived by Borrower.

         If Borrower shall make a general assignment for the benefit of creditors or any proceeding shall be instituted by or against Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its assets, or if Borrower shall take any corporate action to authorize any of the actions set forth above in this paragraph, then all of the obligations evidenced by this Promissory Note shall automatically, without notice or demand by Payee, be immediately due and payable. If Borrower shall fail to make payment of principal or interest when due hereunder and if Borrower has not made such payment within ten business days of receipt of notice by Payee, the obligations evidenced by this Promissory Note shall, at the option of Payee, be due in payable in full.


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         Whenever possible each provision of this Promissory Note shall be interpreted in such manner as to be effective and valued under applicable law, but if any provision of this Promissory Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Promissory Note.

         THIS PROMISSORY NOTE SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS, AND NOT THE CONFLICTS OF LAW PROVISIONS, OF THE COMMONWEALTH OF PENNSYLVANIA.

                                     PHILADELPHIA SUBURBAN CORPORATION



                                     By: __________________________________
                                     Name: ________________________________
                                     Title: _______________________________